Exhibit 11.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our report dated April 27, 2018 with respect to the balance sheet of XTI Aircraft Company as of December 31, 2017 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended.

/s/ EKS&H LLLP

EKS&H LLLP

Denver, Colorado

August 28, 2019